Exhibit 10.103

July 7, 2004

CONSULTING AGREEMENT

This agreement is made and entered into this 7th day of July, 2004 between KDR Transport, Inc., located at #3 Crafton Square, Pittsburgh, Pa 15205, hereinafter referred to as Consultant and XRG, Inc. located at 601 Cleveland Street, Clearwater, FL 33755, hereinafter referred to as the Client.

WHEREAS, Consultant is an individual operating as an independent consultant, and

WHEREAS, Client is publicly-held with its common stock trading on one or more stock exchanges and/or over the counter or on NASDAQ, and

WHEREAS, the Client desires to engage the services of Consultant to perform, for the Client, consulting services regarding its business operation.

IT IS UNDERSTOOD:

1.	Term and Obligations

     Client hereby appoints and engages Consultant as its advisor on the terms and conditions of this Agreement. Consultant accepts such engagement and agrees to perform the services upon the terms and conditions of said Agreement.

     Consultant shall act as an advisor in the following areas:

     a.) Interaction with Express Freight and Highbourne divisions XRG Logistics and any future acquisitions, in particular the anticipated TEI acquisition.

     b.) Negotiation of all company insurance policies.

     c.) Other projects as designated.

2.	Term of Engagement.

     (a) The term of this arrangement shall be for five years commencing July 7, 2004, and ending July 7, 2009. Each acquisition will extend the Agreement for 5 years from the closing date of the Acquisition. The Engagement Period, the Consultant’s compensation and any and all other rights of the Consultant under this Agreement shall terminate (except as to compensation and rights accrued prior to the effective date of such termination): (i) upon the death of the Consultant; (ii) upon fourteen (14) days prior written notice by Client to Consultant in the event of the physical or mental disability of the Consultant (as defined in Paragraph 2(b) below); (iii) for Cause (as defined in Paragraph 2(c) below), immediately upon the giving of written notice thereof by Client to the Consultant, or at such later time as such notice may specify; or (iv) without Cause at any time after the initial five-year term hereof, upon not less than sixty (60) days’ prior written notice by either the Client or Consultant to the other party and subject to Paragraph 2(d) below.

     (b) For purposes of this Agreement, the Consultant shall be deemed to have a “physical or mental disability” if for medical reasons he has been unable to perform his duties for thirty (30) consecutive days or ninety (90) days in any 12-month period, all as determined in good faith by a physician mutually acceptable to Consultant and Client.

     (c) For purposes of this Agreement, the term “Cause” shall be deemed to mean the Consultant’s conviction of any crime (felony or class 8 misdemeanors),

     (d) In the event the Engagement Period is terminated by Client for any reason other than for Cause or for the death or the physical or mental disability of the Consultant, Client shall pay to the Consultant, as Client’s sole and exclusive obligation related to such termination, the compensation and annual bonuses provided for in this Agreement as described in paragraphs 2 (a) and 2(b) for a five-year term, payable in a lump sum within 30 days of termination.

     (e) Executive may terminate his employment for good reason. For purposes of this Agreement, “good reason” shall mean a failure by Client to comply with any material provision of this Agreement, which failure is not cured within fourteen (14) days after a written notice of noncompliance has been given by Consultant to Client.

3.	Compensation.

     A. As compensation the Client will pay the consultant on a monthly basis 0.5% of the revenue billed through the client’s subsidiary XRG G&A, Inc. less the compensation the consultant earns as President of XRG G&A, Inc. and R&R Express Intermodal, Inc.

     B. A fee equal to .5% of the annual revenue for the previous twelve months prior to close of any acquisitions presented to the Client and ultimately acquired. The fee will be paid at the closing based on the following:

          1. One half of the fee to be paid in XRG, Inc. common stock the number of shares will be determined based on the average market price of the shares for the twenty days prior to the date of close.

          2. One half of the fee paid in cash at closing.

     This fee is in addition to the compensation that will be earned ongoing in 2 .A. above.

4.	Change of Control.

     In the event the Client is acquired or there was a substantial change of control, then the Consultant would have the right to void this agreement.

5.	Expenses.

     The Client hereby agrees to reimburse Consultant for all reasonable out-of-pocket and properly documented expenses incurred by Consultant in connection with the performance of Consultant’s services hereunder provided that the Client has approved such expenses.

6.	Miscellaneous.

     (a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented without the written consent of each of the parties hereto.

     (b) Governing Law. This Agreement and the rights, obligations and liabilities of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the conflicts of laws principles thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Pinellas County, State of Florida.

Signatures:

Consultant

Title

Client

Kevin P. Brennan
President and Chief Executive Officer KRG, Inc.